Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Earthstone Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	457(c)	29,837,033	$10.95	$326,715,511.35	0.0000927	$30,286.53

Total Offering Amounts					$326,715,511.35		$30,286.53

Total Fee Previously Paid							—

Total Fee Offsets							$0

Net Fee Due							$30,286.53

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Class A common stock, $0.001 par value per share (the “Class A common stock”) being registered for resale by the selling stockholders includes such indeterminate number of shares of Class A common stock as may be issuable as a result of stock splits, dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average of the high and low sale prices for the Class A common stock on July 14, 2022, as reported on the New York Stock Exchange.